SECOND AMENDMENT

TO

FUND PARTICIPATION AGREEMENT

Second Amendment, effective as of November 27, 2013 to the Fund Participation Agreement (the “Agreement”), dated January 1, 1997, as amended, by and among MONY Life Insurance Company of America (the “Company”), MONY Life Insurance Company (“MONY”), and each of Dreyfus Variable Investment Fund, The Dreyfus Socially Responsible Growth Fund, Inc., Dreyfus Stock Index Fund, Inc. (formerly, “Dreyfus Life and Annuity Index Fund, Inc. [d/b/a Dreyfus Stock Index Fund]”), and Dreyfus Investment Portfolios (collectively, the “Funds”).

WHEREAS, the Company and the Funds acknowledge that MONY was sold to another entity as of October 1, 2013, will be removed from the Agreement as of that date, is included in the caption above merely for reference purposes, and is not required to be a party of, or a signatory to, this Second Amendment.

WHEREAS, the Company and the Funds wish to add a new Separate Account of the Company to the Agreement.

The Company and the Funds hereby agree to amend the Agreement as follows:

1. The current Section 1.12 of the Agreement is deleted and a new section 1.12 is substituted to read as follows:

“1.12	‘Separate Account’ shall mean MONY Life Insurance Company of America Separate Account L, MONY Life Insurance Company of America Separate Account A, MONY Life Insurance Company of America Separate Account P, and MONY Life Insurance Company of America Separate Account K.”

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the Company and the Funds have executed and delivered this Second Amendment as of the date first above set forth above.

MONY LIFE INSURANCE COMPANY OF AMERICA		THOSE DREYFUS FUNDS LISTED ABOVE AS PARTIES TO THE AGREEMENT

Signed:	/s/ Steven Joenk	Signed:	/s/ Bradley J. Skapyak
Name:	Steven Joenk	Name:	Bradley J. Skapyak
Title:	Senior Vice President	Title:	President
Date:	12/03/2013	Date:	12/2/13

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